                                  Exhibit 28.1

                                         FOR IMMEDIATE RELEASE
                                         MARCH 5, 2003
                                         FOR ADDITIONAL INFORMATION
                                         CONTACT:  RANDY J SIZEMORE
                                                   SR Vice President, cfo
                                                   (260) 358-4680



                         NORTHEAST INDIANA BANCORP, INC.
                              ANNOUNCES COMPLETION
                           OF STOCK REPURCHASE PROGRAM

HUNTINGTON, INDIANA, -- Northeast Indiana Bancorp, Inc. (NEIB), the parent company of First Federal Savings Bank, has announced that the Corporation completed the stock repurchase program opened in March 2002. NEIB repurchased 76,649 shares at an average price of $15.51. NEIB now has approximately 1,484,000 common shares outstanding.

The book value of NEIB's stock was $17.74 per share as of December 31, 2002. The last reported trade of the Company's stock at the close of business on March 4, 2003 was $15.85.

Northeast Indiana Bancorp, Inc. is headquartered at 648 North Jefferson Street, Huntington, Indiana. The Company offers a full array of banking, trust, and financial brokerage services to its customers through three full service branches located in Huntington, Indiana. The Company is traded on The NASDAQ Stock Market under the symbol "NEIB".